Exhibit 5

June 8, 2004

Board of Directors

Grande Communications Holdings, Inc.

401 Carlson Circle

San Marcos, Texas 78666

Ladies and Gentlemen:

This firm has acted as counsel to Grande Communications Holdings, Inc., a Delaware corporation (the “Company”) and each of the Company’s direct and indirect subsidiaries listed on Exhibit A attached hereto (collectively, the “Guarantors”), in connection with their Registration Statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission and relating to the proposed offering of (i) up to $136,000,000 in aggregate principal amount of 14% Senior Secured Notes due April 1, 2011 (the “Exchange Notes”) in exchange for up to $136,000,000 in aggregate principal amount of the Company’s outstanding 14% Senior Secured Notes due April 1, 2011 (the “Outstanding Notes”) and (ii) the related offering of unconditional guarantees of the payment of the principal of and interest on Exchange Notes by the Guarantors (the “Exchange Guarantees”) in exchange for the unconditional guarantees of the payment of principal of and interest on the Outstanding Notes by the Guarantors (the “Outstanding Guarantees”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Indenture, dated as of March 23, 2004 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, including the form of Exchange Note to be issued pursuant thereto, and the form of the Exchange Guarantees to be endorsed on the Exchange Notes by the Guarantors, in each case, as such forms are set forth in the Indenture.

3.	Executed copies of the Outstanding Notes and the Outstanding Guarantees endorsed on the Outstanding Notes by the Guarantors.

4.	The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on March 19, 2004 and as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

Board of Directors

Grande Communications Holdings, Inc.

June 8, 2004

6.	The By-laws of the Company, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	The certificate of incorporation of each Guarantor that is a corporation, the certificate of formation of each Guarantor that is a limited liability company, and the certificate of limited partnership of the Guarantor that is a limited partnership, as certified by a Secretary of each such Guarantor on the date hereof as being complete, accurate and in effect.

8.	The bylaws of each Guarantor that is a corporation, the operating agreement of each Guarantor that is a limited liability company and the partnership agreement of the Guarantor that is a limited partnership, as certified by a Secretary of each such Guarantor on the date hereof as being complete, accurate and in effect.

9.	Resolutions of the board of directors of the Company adopted at meetings held on February 19, 2004, March 2, 2004 and March 8, 2004 and resolutions of the Pricing Committee of the board of directors of the Company adopted at meetings held on March 9, 2004 and March 22, 2004, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization of the Indenture, the Outstanding Notes and the Exchange Notes.

10.	Resolutions of the board of directors, the sole member or the sole general partner of each of the Guarantors adopted at meetings held on February 20, 2004, March 2, 2004 and March 8, 2004 and resolutions of the Pricing Committee of the board of directors, the sole member or the sole general partner of each of the Guarantors adopted at meetings held on March 9, 2004 and March 22, 2004, each as certified by the Secretary of each of the Guarantors on the date hereof as being complete, accurate and in effect, relating, among other things, to the authorization of the Indenture, the Outstanding Guarantees and the Exchange Guarantees.

11.	A certificate of certain officers of the Company and the Guarantors, dated as of the date hereof, as to certain facts relating to the Company and the Guarantors, respectively.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). For purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and the Trustee has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Company, (ii) the Trustee has duly

Board of Directors

Grande Communications Holdings, Inc.

June 8, 2004

authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation of the Trustee, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended; and (ii) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws. With respect to clause (ii) above, the opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Documents.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) following the effectiveness of the Registration Statement and receipt by the Company of the Outstanding Notes with the Outstanding Guarantees thereon in exchange for the Exchange Notes with the Exchange Guarantees thereon as specified in the resolutions of the Board of Directors of the Company and the Guarantors referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes and the Exchange Guarantees as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company, and the Exchange Guarantees will constitute a valid and binding obligation of the applicable Guarantor.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

Board of Directors

Grande Communications Holdings, Inc.

June 8, 2004

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

Exhibit A

Grande Communications, Inc.

Grande Communications Networks, Inc.

Grande Communications ClearSource, Inc.

Grande Communications Houston, Inc.

Denton Telecom Partners I, L.P.

Denton Telecom Investors, L.L.C.

Denton Telecom Holdings, L.L.C